CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Main Street Select Fund:

We consent to the use in this Registration Statement of Oppenheimer Main Street Select Fund, of our report dated September 20, 2011, relating to the financial statements and financial highlights of Oppenheimer Main Street Select Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                         /s/ KPMG LLP

                             _______________
                              KPMG LLP

Denver, Colorado

November 21, 2011